                                                                    Exhibit 10.1

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                            STOCK PURCHASE AGREEMENT

                          Dated as of October 12, 2006

                                      Among

                             CHESTER F. ZOELLER III,

                         BRITTANY LYNN ZOELLER CARLSON,

                           BETH ALLISON ZOELLER WILLIS

                                       And

                               CASTLE BRANDS INC.

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT made as of this 12th day of October, 2006 among Chester F. Zoeller, III, an individual residing at 5912 Brittany Valley
Road, Louisville, Kentucky 40222 (the "Major Shareholder"), Brittany Lynn
Zoeller Carlson, an individual residing at 5006 Worthington Drive, Bethesda,
Maryland 20816, and Beth Allison Zoeller Willis, an individual residing at 129
Council Road, Louisville, Kentucky 40207 (Chester F. Zoeller, III, Brittany Lynn
Zoeller Carlson and Beth Allison Zoeller Willis are each individually referred to herein as a "Shareholder" and collectively as the "Shareholders"), and Castle
Brands Inc., a Delaware corporation having an office at 570 Lexington Avenue,
29th Floor, New York, New York 10022 (the "Buyer").

                              W I T N E S S E T H :

            WHEREAS, the Shareholders are the sole holders of the issued and outstanding shares of the authorized capital stock of McLain & Kyne, Ltd. (f/k/a
McLain & Kyne Distillery Limited), a Kentucky corporation with a principal place of business at 227 South Fifth Street, Louisville, Kentucky 40202 (the
"Company");

            WHEREAS, the Company is engaged in the production and marketing of premium branded bourbon under the names "Jefferson's", "Jefferson's Reserve" and
"Sam Houston" (hereinafter, the "Business"); and

            WHEREAS, the Shareholders desire to sell and transfer to Buyer and the Buyer desires to purchase from the Shareholders all of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions provided herein;

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

            SECTION 1.01. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, each of the Shareholders hereby agrees to sell, transfer and assign to the Buyer and the Buyer agrees to purchase and acquire from each Shareholder all of the issued and outstanding shares of capital stock of the Company held by such shareholder, which together consists of 1000 shares
(the "Shares") of common stock, no par value per share, of the Company (the
"Company Common Stock"). The sale of the Shares shall occur on the Closing Date
(as defined in Section 1.02).

            SECTION 1.02. THE CLOSING. The purchase and sale of the Shares (the
"Closing") will take place concurrently with the execution of this Agreement
(the "Closing Date"). The Closing will be held at the New York offices of Castle
Brands Inc.

            SECTION 1.03. INSTRUMENTS OF CONVEYANCE. At the Closing, the
Shareholders shall deliver to the Buyer certificates evidencing and representing all of the issued and outstanding capital stock of the Company duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for a transfer, which shall convey to Buyer all of the Shares free and clear of all liens, pledges and other encumbrances.

            SECTION 1.04. FURTHER ACTS AND ASSURANCES. The Major Shareholder
shall, at any time and from time to time, take any and all steps necessary to place Buyer in possession and operating control of the properties and the
Business of the Company and each Shareholder will do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to more effectively transfer and confirm to Buyer or to its successors or assigns, or to reduce to possession, any or all of the stock of the Company and to carry out the purposes and intent of this Agreement.

                                   ARTICLE II

                                  CONSIDERATION

            SECTION 2.01. DELIVERY BY SHAREHOLDERS OF THE SHARES AT CLOSING. In
reliance on the representations, warranties and covenants herein contained and subject to the terms and conditions of this Agreement, on the Closing Date the
Shareholders will sell, convey, transfer and deliver the following number of
Shares to the Buyer:

      Shareholder                      Number of Shares of Company Common Stock
      -----------                      ----------------------------------------

      Chester F. Zoeller, III                           802

      Brittany Lynn Zoeller Carlson                     99

      Beth Allison Zoeller Willis                       99

      Total                                            1000

The Shares represent all of the issued and outstanding shares of capital stock of the Company. It is the essence of this Agreement that Buyer acquires all of the capital stock of the Company.

            SECTION 2.02. DELIVERY OF CONSIDERATION BY BUYER AT CLOSING. In
reliance on the representations, warranties and covenants herein contained and in exchange for the sale, conveyance, transfer and delivery of the Shares, in each case subject to the terms and conditions of this Agreement, on the Closing
Date, the Buyer shall deliver or cause to be delivered the following aggregate consideration (collectively, the "Initial Purchase Price", and together with the aggregate Additional Consideration (as defined herein), the "Purchase Price"):

            (a)     an aggregate number of 100,000 shares of common stock, $.01 par value, of Buyer (the "Buyer Common Stock"), to be delivered as soon as reasonably practicable after the Closing Date (the "Consideration Shares"), which Buyer Common Stock will be allocated

                                        2

among the Shareholders ratably in direct proportion to their ownership interests in the Company immediately prior to the Closing as set forth in Exhibit 2.02(a)
(the "Ownership Interests");

            (b)     cash in the amount of One Million Two Hundred Thousand
Dollars ($1,200,000.00) which shall be allocated among the Shareholders ratably in accordance with their Ownership Interests; and

            (c)     if the average closing price on the American Stock Exchange of a share of Buyer Common Stock for the five trading days immediately prior to the Closing (the "Closing Date Buyer Common Stock Price") is less than $8.00 per share, additional cash in the amount equal to the difference obtained by subtracting (i) the aggregate Closing Date Buyer Common Stock Price of all of the Consideration Shares from (ii) Eight Hundred Thousand Dollars ($800,000), which shall be allocated among the Shareholders ratably in accordance with their
Ownership Interests.

            SECTION 2.03. ADDITIONAL CONSIDERATION.

            (a)     If the Company shall have a gross margin (determined in
accordance with generally accepted accounting principles ("GAAP")) derived from the Business in the manner described in Appendix I hereto (the "Business Gross
Margin") which exceeds Five Hundred Thousand Dollars ($500,000) for any fiscal year of the Buyer (the end of such fiscal years currently being March 31)
starting with the Buyer's 2008 fiscal year (ending on March 31, 2008) and ending with the Buyer's 2011 fiscal year (ending March 31, 2011) (each such fiscal year of the Buyer, an "Earn-Out Year"), the Buyer shall cause to be paid in cash to the Shareholders additional consideration (together with the Stub Period
Additional Consideration (as described herein), the "Additional Consideration")
for such fiscal year equal to thirty percent (30%) of (x) the Business Gross
Margin for such Buyer's fiscal year, less (y) Five Hundred Thousand Dollars
($500,000), which additional consideration, if any, for each applicable fiscal year shall be paid on or prior to June 30 of the next fiscal year; provided, however, that if the Business Gross Margin for any fiscal year does not exceed
Five Hundred Thousand Dollars ($500,000) (the "Hurdle"), no Additional
Consideration shall be due with respect to such fiscal year pursuant to this
Section 2.03(a); provided, further, that in no event shall the aggregate
Additional Consideration due pursuant to the terms of this Agreement exceed Four
Million Dollars ($4,000,000). The consideration provided for in this Section
2.03(a) shall be allocated among the Shareholders ratably in accordance with their Ownership Interests. At all times prior to September 30, 2011, the Buyer shall maintain a separate set of books and records of the Company, calculated in accordance with GAAP and derived from the Business in the manner described in
Appendix I hereto for the purpose of calculating the Business Gross Margin, with such books and records being made available to the Shareholders during normal business hours, subject to the terms of this Agreement, upon written request for the purposes of verifying the accuracy of the Business Gross Margin and
Additional Consideration.

            (b)     If the Company shall have a Business Gross Margin which
exceeds Two Hundred and Ninety Thousand Dollars ($290,000) for the period beginning on the Closing Date and ending on March 31, 2007, the Buyer shall cause to be paid in cash to the Shareholders additional consideration (the "Stub
Period Additional Consideration") for such period equal to thirty percent (30%)
of (x) the Business Gross Margin for such Buyer's fiscal year, less (y) Two

                                        3

Hundred Ninety Thousand Dollars ($290,000), which additional consideration, if any, for each applicable fiscal year shall be paid on or prior to June 30, 2007;
provided, however, that if the Business Gross Margin for such period does not exceed Two Hundred Ninety Thousand Dollars ($290,000), no Stub Period Additional
Consideration shall be due pursuant to this Section 2.03(b).

            (c)     If any Change of Control Event (as defined herein) is
consummated prior to March 31, 2011, then the Shareholder Representative, on behalf of himself and each other Shareholder, shall have the right, but not the obligation, to deliver, within thirty (30) days of the consummation of a Change of Control Event and in no event after March 31, 2011, a written notice to the
Buyer (the "Acceleration Notice"), whereby (x) the Shareholder Representative states that a Change of Control Event has taken place, (y) the Shareholders demand a one-time cash payment of an amount equal to the Acceleration Payment
(as defined below) and (z) the Shareholders confirm that in exchange for the
Acceleration Payment, each Shareholder waives any and all rights to any further payments pursuant to this Section 2.03. Only the Shareholder Representative, acting with proper and full authority for all of the Shareholders, shall have the ability to deliver the Acceleration Notice. Within thirty (30) days of the receipt of an Acceleration Notice following a Change of Control Event, the Buyer shall pay an amount equal to the Acceleration Payment to the Shareholders.

            (d)     The Buyer acknowledges that the additional consideration
provided in this Section 2.03 is a material inducement to the Shareholders to enter into this Agreement. Buyer agrees that following the Closing, it shall use its commercially reasonable efforts to operate the Business and market the products of the Business in a manner consistent with the other high priority products of the Buyer, and the Major Shareholder agrees, subject to the terms of his Employment Agreement, to support and aid Buyer in such operation of the
Business.

            (e)     The "Acceleration Payment" shall be the sum of:

                    (i)     an amount equal to thirty percent (30%) of (A) the
      aggregate Business Gross Margin for the twelve most recently completed calendar months, less (B) Five Hundred Thousand Dollars ($500,000) (such amount, for purposes of calculating the Acceleration Payment, being the
      "Additional Consideration" for the Earn-Out Year in which the Acceleration
      Notice is delivered); plus

                    (ii)    for each full Earn-Out Year of the Buyer following
      the Earn-Out Year in which the Acceleration Notice is delivered, ending with March 31, 2011, if any, an amount equal to one hundred forty percent
      (140%) of the Additional Consideration to be paid pursuant to this Section
      2.03(e) in respect of the immediately preceding Earn-Out Year, as calculated pursuant to the terms of this Section 2.03(e);

provided, however, that in no event shall the Acceleration Payment be greater than the difference obtained by subtracting (x) the amount of aggregate
Additional Consideration paid to the Shareholders pursuant to this Section 2.03 as of the date that the Acceleration Notice from (y) $4,000,000; provided, further, that if a valid Acceleration Notice is delivered prior to March 31,
2008, then notwithstanding any other provision of this Section 2.3, the
Acceleration Payment shall be equal to the net present value of the difference obtained by subtracting (A) the Stub

                                        4

Period Additional Consideration paid to the Shareholders (if any) from (B) Three
Million Dollars ($3,000,000), calculated using a discount rate of eight percent
(8%) per annum, compounded annually, as of the date of the Acceleration Notice from March 31, 2011.

            (f)     For purposes of this Section 2.03, "gross margins" shall
mean sales (determined in accordance with GAAP) minus the sum of direct material costs and direct labor costs (including warehousing, insurance, excise taxes and shipping, each determined in the same manner as the Buyer has heretofore used, as specified on Appendix I hereto).

            (g)     For purposes of this Section 2.03, "Change of Control Event"
shall mean (i) a sale, merger or consolidation of the Buyer or the Company with or into another entity or other transaction as a result of which the holders of the voting stock of the Corporation immediately prior to such transaction own, directly or indirectly, in the aggregate, less than fifty percent (50%) of the voting power of the Buyer after such transaction or (ii) a sale of all or substantially all of the assets of the Buyer or the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall an internal reorganization or sale, merger or consolidation of the Company with or into the Buyer or any affiliate of the Buyer be a Change of Control.

            (h)     It is the intention of the parties hereto that all amounts payable to the Shareholders pursuant to this Section 2.03 be recognized for accounting and tax purposes as additional purchase consideration. All consideration provided for in this Section 2.03, including, without limitation, the Stub Period Additional Payment, any other Additional Payment and any
Acceleration Payment, shall be allocated among the Shareholders in accordance with their Ownership Interests.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.
The Major Shareholder represents and warrants to the Buyer that the statements set forth in this Section 3.01 are true, correct and complete as of the date hereof, subject to the qualifications set forth in the Exhibits to this Section
3.01 (said Exhibits are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3.01) and each Shareholder represents and warrants to the Buyer, solely as to himself, that the statements set forth in Section 3.01(a)(ii), Section 3.01(b)(i) and Section 3.01(n) are
true, correct and complete as of the date hereof:

            (a)     Organization; Good Standing; Stock Ownership;
Capitalization.

                    (i)     The Company is a corporation duly organized, validly
      existing and in good standing under the laws of the Commonwealth of
      Kentucky, and has the corporate power and authority to own or lease its assets or properties and to conduct its business as currently conducted, and the Company is qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions where failure to qualify would have a material adverse effect on the Company or the conduct of the
      Business by

                                        5

      the Company after the Closing Date. The Company maintains offices only at the site listed on Exhibit 3.01(a)(i) and conducts no operations other than from that site.

                    (ii)    The Shareholders are the sole beneficial and record
      owners of all of the issued and outstanding shares of capital stock of the
      Company and own the number of shares of such stock set forth opposite his or her name on Exhibit 3.01(a)(ii). The Shareholders' residence addresses are as set forth in the first paragraph of this Agreement. The
      Shareholders are the beneficial and record owner of all of the Company's capital stock, free and clear of any liens, encumbrances or restrictions on transfer of any nature whatsoever. Except for this Agreement and the transactions contemplated hereby, the Shareholders have no legal obligation, absolute or contingent, to any Person to sell the Company's capital stock or to enter into any agreement with respect thereto. Other than the Shareholders, no other Person has ever been a shareholder of the
      Company. No Shareholder is a party to any agreement with any other
      Shareholder relating to the capital stock or ownership of the Company.

                    (iii)   The Company's authorized capital stock consists
      exclusively of two thousand (2000) shares of common stock, no par value per share, of which all is designated as voting common stock; one thousand
      (1000) of which (the voting common shares) are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and have been issued in accordance with all applicable federal and state securities laws. There are no existing options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to the Company's capital stock and the Company has no outstanding securities convertible into or exchangeable or exercisable for any shares of common stock or any options, calls or commitments of any character whatsoever with respect to the issuance of such convertible securities. The Company owns no equity interests, convertible securities, marketable securities, notes or other obligations evidenced by written instruments of any other firm or entity.
      The Company has no subsidiaries.

            (b)     Shareholder and Corporate Authorization.

                    (i)     The execution, delivery and performance by each
      Shareholder of this Agreement and any other agreements contemplated herein to which such Shareholder is a party have been authorized and approved by all requisite action on the part of such Shareholder, and no other approval or authorization is required on the part of such Shareholder, any trustee or any other Person by law or otherwise in order to make this
      Agreement the valid, binding and enforceable obligation of such
      Shareholder. This Agreement and any other agreements contemplated herein to which such Shareholder is a party are the valid, binding and enforceable obligations of such Shareholder, enforceable against such
      Shareholder in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally. The execution, delivery and performance of this Agreement and any other agreements contemplated herein to which such Shareholder is a party and the transactions contemplated hereby (and thereby) by such Shareholder will not (a) conflict with or violate the provisions of any applicable law, rule or order or

                                        6

      the Company's Articles of Incorporation or by-laws, (b) conflict with or constitute a default under any agreement or contract by which such
      Shareholder is bound, or (c) require the consent or approval of, or filing with, any governmental body or third party other than in the case of clause (b) and (c) those items set forth on Exhibit 3.01(b)(1).

                    (ii)    The execution, delivery and performance by the
      Company of any other agreements contemplated herein to which the Company is a party have been authorized and approved by all requisite corporate and other action on the part of the Shareholders and the Company, and no other corporate or other approval or authorization is required on the part of the Company, any trustee or any other Person by law or otherwise in order to make any such agreement the valid, binding and enforceable obligation of the Company. Each of the agreements contemplated herein to which the Company is a party are the valid, binding and enforceable obligations of the Company, enforceable against the Company in accordance with its respective terms. The execution, delivery and performance of each of the agreements contemplated herein to which the Company is a party and the transactions contemplated hereby (and thereby) by the Company will not
      (a) conflict with or violate the provisions of any applicable law, rule or order or the Company's Articles of Incorporation or by-laws, (b) conflict with or constitute a default under any agreement or contract by which the
      Company is bound, or (c) require the consent or approval of, or filing with, any governmental body or third party.

                    (iii)   Set forth on Exhibit 3.01(b)(2) is a list of the
      current officers and directors of the Company, all trade names used by the
      Business and all jurisdictions in which the Business is conducted.

            (c)     The Company's Assets.

                    (i)     All vendor and customer contracts, distribution
      agreements, confidentiality agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which the
      Company is a party and which relate in any manner to the Business and/or the relationship between the Company and the Customers (hereinafter defined) or its vendors, whether written or oral, shall be referred to herein collectively as the "Business Agreements". The Company will deliver to the Buyer, on or before the Closing Date, true and correct copies of all written Business Agreements and detailed summaries of all oral
      Business Agreements. Attached hereto as Exhibit 3.01(c)(i)(1) are true and correct copies of all agreements which have been entered into between the
      Company and its Customers concerning the Business (or a listing thereof;
      provided, however, that the Shareholders shall have previously delivered true and correct copies of said Agreements to the Buyer) under which the
      Company has any present or potential liability or obligation, or from which the Company derives, or may in the future derive, a benefit. Also attached as part of Exhibit 3.01(c)(i)(1) is a schedule stating the identity of the Customer to each of those agreements which are in force and effect as of the Closing Date. Annexed as Exhibit 3.01(c)(i)(2) is a
      detailed summary of all oral Business Agreements, as well as a copy of all written Business Agreements and all agreements of the Company which relate to any strategic partnerships, reselling arrangements or joint ventures between the Shareholders and others, concerning

                                        7

      the Business (or a listing thereof; provided, however, that the
      Shareholders shall have previously delivered true and correct copies of said Agreements to the Buyer). Listed on Exhibit 3.01(c)(i)(3) is a
      description of each and every real estate lease, equipment and personal property lease (collectively, the "Leases") to which the Company is a party (whether as a principal or guarantor or otherwise). The Leases are also included within the definition of Business Agreements as said term is used herein. The Company is not the owner or lessee of any motor vehicles whether or not they are used in the Business. The Company does not own or lease any interest in any real property or lease any equipment used in the
      Business, except as expressly stated on Exhibit 3.01(c)(i)(3). Neither the
      Company nor any other party is in material default under any Business
      Agreement and no other party to any Business Agreement has given the
      Company notice of any dispute under any Business Agreement or, to the knowledge of the Shareholders, has made any claim, except as set forth on
      Exhibit 3.01(c)(i)(4). Each Business Agreement is in full force and effect and the Company has obtained all required consents transactions contemplated in this Agreement (including, without, limitation, any such consent required to be obtained under any of the Business Agreements).

                    (ii)    All of the tangible assets of the Company used in
      the Business, including, without limitation, all machinery, office and other equipment, furniture, hardware, computers and related equipment, business machines and telephones, telephone systems, parts and accessories presently utilized by the Company in the Business, shall be referred to herein collectively as the "Tangible Assets". Attached hereto as Exhibit
      3.01(c)(ii) is a true and correct list or description of the Tangible
      Assets. As of the Closing Date, each of the Tangible Assets will be in good and operable condition, reasonable wear and tear excepted.

                    (iii)   All patents, trademarks, trade names, service marks,
      service names, logos, designs, formulations, copyrights, trade dress and other intellectual property and all registrations and applications therefor, all know-how, trade secrets, technology or processes, compounds, formulas, specifications, brands, research and development, all telephone numbers, facsimile numbers, e-mail addresses and Internet domain addresses, all Web sites and all computer programs, databases and software documentation owned or used by the Company, if any, other than off-the-shelf software licensed by the Company, shall be referred to herein collectively as the "Intellectual Property". The Intellectual
      Property comprises all intellectual property rights necessary or advisable for the conduct of the Business as currently conducted. Attached hereto as
      Exhibit 3.01(c)(iii)(A) is a true and correct list of all of the
      Intellectual Property which has been reduced to writing or other medium
      (and where practicable, a copy thereof), including, without limitation, all proprietary software owned by the Company. Exhibit 3.01(c)(iii)(A)
      also indicates which of such items have been patented or registered or are in the process of application for same. The Company is the sole owner, free of any lien or encumbrance, of all the Intellectual Property listed in Exhibit 3.01(c)(iii)(A). The Company has taken, and will take, all reasonable actions to protect its rights in Intellectual Property owned by
      it. The Company's rights in the Intellectual Property are valid and enforceable. Except as disclosed on Exhibit 3.01(c)(iii)(B), the Company has received no demand, claim, notice or inquiry from any individual, organization or entity (collectively, "Person") in respect of the
      Intellectual Property which challenges, threatens

                                        8

      to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in the Intellectual
      Property, and the Shareholders know of no basis for any such challenge.
      The Company is not in violation or infringement of, and has not violated or infringed, any intellectual property rights of any other Person. No third party is infringing on the rights of the Company in and to the
      Intellectual Property. Except as set forth on Exhibit 3.01(c)(iii)(C), the
      Company has not granted any license with respect to the Intellectual
      Property to any Person and all such licenses are on an arm's-length basis for value and on commercially reasonable terms. Set forth on Exhibit
      3.01(c)(iii)(D) is a true and complete list of all software licensed or used by the Company in operating and maintaining the Business, including, without limitation, all off-the-shelf or shrink-wrap licensed software
      (collectively, the "Licensed Software"). The Company has valid, royalty free and fully-paid licenses for all of the Licensed Software and has provided the Buyer with copies of all such licenses. Exhibit 3.01(c)(iii)
      also indicates which of such items have been patented or registered or are in the process of application for same. Included in the Intellectual
      Property, among other things, are all trade names utilized by the Company in the Business, including those trade names listed on Exhibit 3.01(b)(2).

                    (iv)    Set forth on Exhibit 3.01(c)(iv) is a true and
      complete copy of the Company's customer list as of the Closing Date relating to the Business (the "Customer List"). In the case of each customer the Company shall maintain in its record as at the Closing Date, the name of the customer, its billing addresses and identity and contact information of each relevant contact person. All customers of the Company relating to the Business, including, without limitation, those customers included on the Customer List, shall be referred to herein as the
      "Customers".

                    (v)     As used herein, the term "Company's Assets" shall be
      all assets of the Company, including, without limitation, all cash and cash equivalents (other than cash and cash equivalents used in the ordinary course of business since December 31, 2005, all classes of assets of the Company as shown on the Company's balance sheet as of December 31,
      2005 (annexed as Exhibit 3.01(c)(v)(l)), the Business Agreements, the
      Tangible Assets, the Intellectual Property, the Licensed Software, the
      Customer List, the Customers, inventory and work-in-process together with the good will and business opportunities of the Company as it relates to the Business, and all other assets of the Company whether or not used in connection with the operation of the Business, wherever located, tangible or intangible, including, without limitation, all rights the Company may have under any insurance policies, and all books, records and files
      (whether in paper or electronic format). Except as set forth on Exhibit
      3.01(c)(v)(2) (or as contemplated by this Section 3.01(c)), the Company's
      Assets are owned by the Company and are not subject to (i) any lien or encumbrance of any character whatsoever or (ii) any adverse claims by any third parties. The Company's Assets include all rights, properties, interests and assets used by the Company and/or necessary to permit the
      Company to carry on the Business as presently conducted by the Company. No officer, director, employee, stockholder, or affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any Person in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any material interest in any Company
      Assets.

                                        9

                    (vi)    No Shareholder has received any indication, either
      written or oral, that any business represented by the Business Agreements will not continue after the date hereof and the Closing Date, subject to normal customer turnover. No Shareholder has any knowledge that any customer included on the Customer List intends to terminate their relationship with the Company or significantly reduce the amount of business it presently does with the Company.

            (d)     Financial Statements.

                    (i)     Annexed hereto as Exhibit 3.01(d)(1) are copies of
      the Company's unaudited financial statements for the fiscal year of the
      Company ended December 31, 2005, 2004 and 2003. Except as set forth on
      Exhibit 3.01(d)(1), each of the aforementioned financial statements, are complete and correct in all material respects and present fairly the financial condition and results of operations of the Company as at the dates of such statements. The books of account and records of the Company have been maintained in accordance with good business practice and reflect fairly all properties, assets, liabilities and transactions of the
      Company. Except as set forth on Exhibit 3.01(d)(1), the Company had no material liabilities or obligations of any kind (whether accrued, absolute, direct, indirect, contingent or otherwise) as of December 31,
      2005 or as of the Closing Date. Except as set forth on Exhibit 3.01(d)(2), the Company has no bad debts as of the Closing Date. Since the December
      31, 2005, the Company has conducted the Business only in the ordinary and usual course and has not experienced any material adverse change in the
      Business or the financial condition of the Company. Since December 31,
      2005, the Company has had no material decline in revenue run rate of the
      Company, nor has there been any change in the number of shares of capital stock of the Company issued or outstanding or any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of the Company's capital stock. Since December 31, 2005, the Shareholders warrant and represent that neither the Company nor the Shareholders have withdrawn, expended or applied any cash or other assets of the Company, except in the ordinary course of operations of the Business of the Company in accordance with past practices of the Company. Except as attached to Exhibit 3.01(d)(2), the Company has no open purchase orders in an amount exceeding $10,000 in the aggregate.

                    (ii)    All accounts receivable of the Company reflected in
      the December 31, 2005 balance sheet, and all accounts receivable that have arisen since the date thereof (except receivables that have been collected since such date), are valid and enforceable claims, and constitute bona fide accounts receivable resulting from the sale of goods in the ordinary course of business. The accounts receivable are not subject to any valid defenses, offsets, returns, allowances or credits of any kind, and are fully collectible, except to the extent of the reserve for doubtful accounts reflected in the December 31, 2005 balance sheet.

                    (iii)   All inventory of the Company reflected in the
      December 31, 2005 financial statements actually existed and was owned by the Company as of the close of business on such dates, the Company's inventory is good and merchantable and is of a quantity presently useable and saleable in the ordinary course of business.

                                       10

            (e)     Existing Employment Arrangements. The Company has no
employment agreements, labor or collective bargaining agreements and there are no employee benefit or compensation plans, agreements, arrangements or commitments (including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as
amended ("ERISA")), maintained by the Company for any employees of the Company or with respect to which the Company has any material liability, or makes or has an obligation to make contributions ("Employee Plans").

            Neither the Company nor any entity that is or was at any time treated as a single employer with the Company under Section 414(b), (c) (m) or
(o) of the Internal Revenue Code of 1986, as amended (the "Code"), has at any time maintained, contributed to or been required to contribute to, or has any liability with respect to, any plan subject to Title IV of ERISA. The events contemplated by this Agreement (either alone or together with any other event occurring prior to the Closing) will not (w) except as set forth on Exhibit
3.01(e), entitle any employee to severance pay, unemployment compensation, or other similar payments under any Employee Plan or law, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee
Plan or compensation to any Company employee or (y) result in any payments
(including parachute payments) under any Employee Plan or law becoming due to any employee.

            There are no pending or, to the knowledge of the Shareholders, threatened strikes, job actions or other labor disputes affecting the Company or its employees and there have been no such disputes for the past three years.
Also set forth on Exhibit 3.01(e) is a true and complete list of all employees of the Company employed in connection with the Business, which list provides, among other things, the name, social security number, residence address, title and salary information concerning each employee, as well a true and correct list of each employee who holds an H1 or B1 visa, if any.

            The Company has not, and prior to the Closing Date will not have suffered a "plant closing" or "mass layoff" within the meaning of the Worker
Adjustment and Retraining Notification Act ("WARN") determined without regard to any actions taken by Buyer on or after the Closing Date. The Shareholders will provide Buyer, upon request, with such information as may be necessary for Buyer to determine its potential WARN liability.

            The Company is in compliance in all material respects with all laws and orders relating to the employment of labor, including, without limitation, all such laws and orders relating to wages, hours, discrimination, civil rights, immigration, safety and the collection and payment of withholding and/or Social
Security taxes and similar taxes.

            (f)     Claims, Litigation, Disclosure. Except as set forth on
Exhibit 3.01(f) there is no claim, litigation, tax audit, proceeding or investigation pending or, to the Shareholders' knowledge, threatened against the
Company, the Business or any of the assets of the Company (including, without limitation, any claims of infringement or actions of opposition with respect to
Intellectual Property or Licensed Software).

            (g)     Tax Matters.

                                       11

                    (i)     The Company and any combined, unitary or similar
      group of which the Company is or was a Member as the case may be (any such member individually, an "Affiliate" of the Company and, collectively, the
      Company's "Affiliates") has (i) correctly prepared and timely filed all tax returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (the "Tax Returns") required to be filed or sent by or with respect to the Company under applicable laws and regulations, (ii) timely paid all Taxes that are or were due and payable whether or not shown (or required to be shown) on a Tax Return, (iii)
      established on its books and records reserves (determined without regard to deferred Taxes) that are adequate for the payment of all Taxes not yet due and payable, (iv) no liability for Taxes with respect to any taxable period, or portion thereof, ending on or before the Closing Date that is not specifically identified in such Tax reserve on the books and records, and (v) complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes and have timely withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. There are no liens for Taxes upon the assets of the Company except liens for Taxes not yet due. No claim has ever been made in writing by any taxing authority with respect to the Company in a jurisdiction where the
      Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                    (ii)    No Tax Return of the Company has been examined by
      the Internal Revenue Service ("IRS") or any state or local government agency. No deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full.
      No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any
      Taxes or Tax Returns. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Company has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company filed or received since January 1, 2002.

                    (iii)   The Company (A) is not a party to any agreement
      providing for the allocation, sharing or indemnification of Taxes; (B) is not required to include in income any adjustment pursuant to Section
      481(a) of the Code by reason of a voluntary change in accounting method, nor does the Company have any knowledge that the IRS has proposed any such adjustment or change in accounting method; or (C) is not or has ever been a United States real property holding Company (as defined in Section
      897(c)(2) of the Code). No property of the Company or any of its
      Affiliates is property that the Company, any of its Affiliates or any party to this transaction is or will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Code (prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property"
      within the meaning of Section 168(h) of the Code. Except as set forth on
      Exhibit 3.01(g), all transactions that could give rise to an understatement of the Company's U.S. federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with Section 6662 of the Code. No indebtedness of the

                                       12

      Company is "corporate acquisition indebtedness" within the meaning of
      Section 279(b) of the Code. The Company does not own any interest in real property in any jurisdiction that would be subject to Tax upon its transfer. The Company has not distributed the stock of any company in a transaction satisfying the requirements of Section 355 of the Code. The
      Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for U.S. federal income tax purposes.

                    (iv)    Company (and any predecessor of Company) has been a
      validly electing S corporation for federal income tax purposes (within the meaning of Sections 1361 and 1362 of the Code) and for state and local income tax purposes at all times during its existence and Company will be an S corporation up to and including the Closing Date.

                    (v)     Company shall not be liable for any Tax under
      Section 1374 of the Code in connection with the deemed sale of Company's assets caused by the Section 338(h)(10) Election (as defined below).
      Company has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

            For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, transaction, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (including, without limitation, any state, local, federal or other taxing authority, whether domestic or foreign).
For purposes of this Agreement, "Taxes" shall also include any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulation ss.
1.1502-6 or comparable provisions of state, local or foreign tax law) and including liability for Taxes as a transferee or successor, by contract or otherwise.

            (h)     No Other Agreements to Sell Assets or Business. Except as
set forth in Exhibit 3.01(h), neither the Shareholders nor the Company are parties to any existing agreement which obligates the Company or any Shareholder to sell to any other Person the Company's Assets (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

            (i)     No Brokers. No fees or commissions or similar payments with respect to the transactions contemplated by this Agreement have been paid or will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank.

            (j)     Environmental Compliance.

                                       13

                    (i)     The Company is not in violation, or alleged to be in
      violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including, without limitation, those arising under the Resource Conservation and Recovery
      Act, as amended, the Comprehensive Environmental Response, Compensation
      and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances
      Control Act, or any state or local analogue (hereinafter "Environmental
      Laws").

                    (ii)    Neither the Company nor any Shareholder has received
      a notice, complaint, order, directive, claim or citation from any third party, including, without limitation, any federal, state or local governmental authority, indicating or alleging that the Company or any predecessor may have any liability or obligation under any Environmental
      Law.

                    (iii)   No property owned, operated or occupied by the
      Company has been used by the Company for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in compliance with applicable Environmental Laws. No underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any property owned, operated or occupied by the Company, each of which is listed as a Site on Exhibit 3.01(a)(i). In the course of any activities conducted by the Company or its invitees, agents, contractors, licensees or employees in connection with the Business of the Company, no Hazardous
      Materials have been generated or are being used except in compliance with applicable Environmental Laws. There have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by the
      Company.

                    (iv)    The execution, delivery and performance of this
      Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. There have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or, to the knowledge of the Shareholders, previously owned, leased, or operated properties of the Company.

            For purposes of this Section, "Hazardous Material" shall mean any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. ss. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss. 9601(33) or any toxic substances, or wastes, oil, or hazardous materials or other chemicals or substances regulated as to environmental impact by any public or governmental authority.

                                       14

            (k)     Credit Card and Bank Accounts. Set forth on Exhibit 3.01(k)
(1) is a true and complete list of the Company's employees who have been issued a Company credit card, including the type of card and account number. Set forth on Exhibit 3.01(k)(2), is a true and complete list of the Company's bank accounts and the authorized signatories for said accounts.

            (l)     Licenses and Compliance with Laws. Except as set forth on
Exhibit 3.01(l), the Company holds no governmental or regulatory licenses, permits, consents or approvals ("Permits") in connection with the Business, and the Company is in compliance with all laws and regulations applicable to the
Business, except where failures to be in such compliance would not, in the aggregate, have a material adverse effect. To date, the Company has complied with all applicable laws. The Company has obtained and currently holds all
Permits necessary for the conduct of the Business and the sale, marketing and distribution of its products. The Company's products are potable and fit for human consumption, and neither the Company nor the Shareholders have received any notice or complaint to the contrary.

            (m)     True and Complete. No representation or warranty made by the
Shareholders or the Major Shareholder in this Agreement, nor any statement, certificate or Exhibit furnished by or on behalf of the Company or the
Shareholders pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. Neither the Company nor any Shareholder has failed to disclose to the Buyer any pending developments or circumstances of which it is aware which are reasonably likely to have a material adverse effect on the Business or the Company.

            (n)     Common Stock and Securities Matters.

                    (i)     Consideration Shares Entirely for Shareholder's Own
      Account. The Consideration Shares are being acquired for investment for such Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such
      Shareholder has no present intention of selling, granting any participation in or otherwise distributing the same. Such Shareholder does not have any contract, undertaking, agreement or arrangement with any
      Person to sell, transfer or grant participations to such Person or to any other third party, with respect to any of the Consideration Shares being purchased hereunder.

                    (ii)    Disclosure of Information. Each Shareholder has
      received all the information it considers necessary or appropriate for deciding whether to acquire the Consideration Shares.

                    (iii)   Investment Experience. Each Shareholder is an
      investor in securities and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the
      Buyer's Common Stock.

                                       15

                    (iv)    Accredited Investor. Each Shareholder is an
      "accredited investor" within the meaning of Securities and Exchange
      Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

                    (v)     Restricted Securities. Each Shareholder understands
      that the Consideration Shares being issued to him or her are characterized as "restricted securities" under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Consideration Shares may be resold without registration under the Securities Act (as defined herein) only in certain limited circumstances. In the absence of an effective registration statement covering such Consideration Shares or an available exemption from registration under the Securities Act, the Consideration Shares must be held indefinitely. Each Shareholder represents that it is familiar with
      Rule 144 under the Securities Act ("Rule 144"), as presently in effect, and understands the resale limitations imposed thereby and by the
      Securities Act, including the Rule 144 condition that current information about the Company be available to the public. Each Shareholder understands that the Consideration Shares being purchased hereunder have not been registered under the Securities Act or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the accuracy of such Shareholder's representations as expressed herein.

                    (vi)    U.S. Shareholder. Each Shareholder hereby represents
      and warranties that it is a United States person (as that term is defined by Regulation S under the Securities Act).

                    (vii)   Legends. Each Shareholder acknowledges and agrees
      that "stop transfer" instructions shall be placed against the
      Consideration Shares on the transfer books of the Buyer's stock transfer agent until such time as the Consideration Shares and such shares are available for resale in accordance with all applicable law and that the certificates evidencing the Consideration Shares and such shares shall bear the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
            REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
            UNDER ANY APPLICABLE STATE SECURITIES LAWS AND NEITHER THE
            SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED,
            PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH
            REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER SUCH
            ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN THE
            ABSENCE OF REGISTRATION OR AN EXEMPTION FROM REGISTRATION
            UNDER ANY APPLICABLE STATE SECURITIES LAWS.

                    (viii)  Each Shareholder has reviewed with such
      Shareholder's own tax and other advisors the federal, state, and local tax consequences of the sale of such Shareholder's Shares to the Buyer and the transactions contemplated by this Agreement. Such Shareholder is relying solely on such advisors and not on any statements or representations of the Company or the Buyer or any of its agents with respect to the tax consequences to such Shareholder of the sale of its Shares hereunder. Such
      Shareholder

                                       16

      understands that it (and not the Buyer nor the Company) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

            SECTION 3.02. REPRESENTATIONS OF THE BUYER. The Buyer represents and warrants to the Shareholders that the statements set forth in this Section 3.02 are true, correct and complete as of the date hereof, subject to the qualifications set forth in the Exhibits to this Section 3.02 (said Exhibits are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3.02):

            (a)     Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware, with the requisite corporate power and authority to own or lease its properties and to conduct its business as currently conducted, and Buyer is qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions where failure to qualify would have a material adverse effect on the Buyer or the conduct of its business.

            (b)     Corporate Authorization. The execution, delivery and
performance by the Buyer of this Agreement and any other agreement contemplated herein to which the Buyer is a party has been authorized and approved by all requisite corporate and other action on the part of the Buyer, and no other corporate or other approval or authorization is required on the part of Buyer or any other Person by law or otherwise in order to make this Agreement and any other such agreement the valid, binding and enforceable obligations of the
Buyer. This Agreement and any other agreement to which the Buyer is a party is the valid, binding and enforceable obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors'
rights and remedies or by other equitable principles of general application.

            (c)     Authorization and Validity; Issuance of Shares. Upon the
issuance of the Consideration Shares in accordance with the terms of this
Agreement, such shares will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and rights of first refusal, other than liens and encumbrances created by the Shareholders and will not be subject to any preemptive or similar rights. Assuming the accuracy of the Shareholder's representations in Section 5.01(n), the issuance by Buyer of the Consideration
Shares is (a) exempt from the registration and prospectus delivery requirements of the Securities Act, and (b) accomplished in conformity with all other applicable federal and state securities laws.

            (d)     No Conflicts. The execution, delivery and performance of
this Agreement and the transactions contemplated hereby by Buyer will not (i)
conflict with or violate the provisions of any applicable law, rule or order or
Buyer's Certificate of Incorporation or by-laws, (ii) conflict with or constitute a default under any agreement or contract by which Buyer is bound, or
(iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Buyer is subject (including Federal and state securities laws and regulations) applicable to Buyer, or by which any material property or asset of
Buyer is bound or affected except, in each such case, for any violation, conflict, default or breach which is not reasonably expected to have a material adverse effect on the Buyer or the conduct of its business.

                                       17

            (e)     Consents and Approvals. The Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal or state governmental authority, regulatory or self regulatory agency, or other Person in connection with the execution, delivery and performance by Buyer of this Agreement, other than (i) any filings, notices or registrations under applicable federal and state securities laws, (ii) the filing of a Form D with the SEC and (iii) the consent of the certain underwriters with respect to the issuance of the
Consideration Shares.

            (f)     Broker's Fees. The Shareholders shall have no obligation
with respect to any fees or with respect to any claims made by or on behalf of any broker, financial advisor, finder, investment banker or bank retained by the
Buyer with regard to fees or commissions or similar payments with respect to the transactions contemplated by this Agreement.

            (g)     SEC Documents; Financial Statements. Since the date of the initial public offering of its Common Stock, the Buyer has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section
13(a) or 15(d) thereof (the foregoing materials, together with the Buyer's registration statement on Form S-1, Registration No. 333-128676 (together with all amendments thereto), being collectively referred to herein as the "SEC
Documents") and has filed any such SEC Documents in a timely fashion. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Buyer is a party or to which the property or assets of the Buyer are subject have been appropriately filed as exhibits to the SEC Documents as and to the extent required under the
Exchange Act. The financial statements of the Buyer included in the SEC
Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended. The Company's Common Stock is traded on the American Stock Exchange.

                                   ARTICLE IV

                                CERTAIN COVENANTS

            SECTION 4.01. NON-COMPETITION; NON-SOLICITATION.

            (a)     For a period commencing on the Closing Date and ending on
the third anniversary of the Closing Date, each Shareholder agrees not to engage in the business of selling, distributing, importing, exporting, manufacturing or marketing any branded spirit in any state in

                                       18

the United States or throughout the world except as an employee or consultant of the Company, the Buyer or an affiliate thereof;

            (b)     Each Shareholder understands that pursuant to this Agreement he may have received confidential and proprietary information of the Buyer and its affiliates. The Shareholders shall not disclose or use, and will use their best efforts to keep any of the Company's officers, directors, employees, agents or contractors who received or learned of such confidential and proprietary information at any time, either before or after the Closing Date, from disclosing or using (i) any such confidential or proprietary information of the
Buyer except in evaluating whether to enter into this Agreement or (ii) any confidential or proprietary information of the Company; provided however that this Section 4.01(b) shall not apply to any information to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Company or the Shareholders, (ii) in the public domain through no fault of the Company or the Shareholders, (iii) later lawfully acquired by such
Shareholder from a third party with no obligation of confidentiality to the
Buyer or the Company or (iv) which is required to be disclosed by judicial or administrative process or by other requirements of law if the Shareholders provide the Buyer with notice thereof prior to any such disclosure. In connection with such evaluation, the Company and the Shareholders may disclose such proprietary information to their legal and financial consultants on a need to know basis on the condition that those consultants are similarly prohibited from further disclosing such information as provided herein.

            (c)     For a period commencing on the Closing Date and ending on
the third anniversary of the Closing Date, no Shareholder, unless acting with the express written consent of the Buyer, will, directly or indirectly, interfere with, solicit or endeavor to entice away:

                    (i)     any Person who was an employee, subcontractor or
      consultant of the Company, the Buyer or any of their affiliates at any time during the twelve months immediately preceding the date of such solicitation, interference or endeavor,

                    (ii)    with respect to any business similar to or in
      competition with the Business in which the Company, the Buyer, or any of their affiliates is or has been engaged after the date of this Agreement, any Person who was customer or client of the Company or the Buyer at any time during the twelve months immediately preceding the date of such solicitation, or any Person who, at any time during the twelve months immediately preceding the date of such solicitation, requested or received a proposal from the Buyer or the Company.

EACH SHAREHOLDER EXPRESSLY ACKNOWLEDGES, UNDERSTANDS AND AGREES (I) THAT
REMEDIES AT LAW FOR ANY BREACH OF THIS SECTION 4.01 WILL BE INADEQUATE, (II)
THAT THE DAMAGES RESULTING FROM SUCH BREACH ARE NOT READILY SUSCEPTIBLE TO
MEASUREMENT IN MONETARY TERMS AND (III) THAT THE BUYER SHALL BE ENTITLED TO
IMMEDIATE INJUNCTIVE RELIEF AND MAY OBTAIN TEMPORARY AND PERMANENT ORDERS
RESTRAINING ANY THREATENED OR FURTHER BREACH OF THIS SECTION 4.01 BY THE
SHAREHOLDERS. EACH SHAREHOLDER HAS BEEN ADVISED BY HIS RESPECTIVE COUNSEL WITH
RESPECT TO THE MEANING AND EFFECT OF THIS SECTION 4.01.

                                       19

            SECTION 4.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The
representations and warranties of the parties herein contained shall survive the
Closing until June 30, 2009, notwithstanding any investigation at any time made by or on behalf of the other party. Any claims for indemnification in accordance with this Article IV with respect to any representation or warranty must be made
(and will be null and void unless made) on or before such date (except in the case of representations contained in Section 3.01(g), which must be made within six (6) months following the expiration of the applicable statute of limitations).

            SECTION 4.03. INDEMNIFICATION BY THE SHAREHOLDERS.

            (a)     General. Each Shareholder, jointly and severally, hereby
agrees to indemnify and hold the Buyer and its successors, assigns, officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, taxes, losses, damages or injuries, together with costs and expenses, including reasonable legal fees ("Damages"), arising out of or resulting from (i) any breach, misrepresentation or material omission of the representations and warranties made by the Shareholders in this Agreement or in any Exhibit hereto or other documents delivered in connection herewith, (ii) any breach in any material respect by any Shareholder, unless waived in writing by the Buyer, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date, (iii) any and all sales, use, value added, stamp, transfer or other similar taxes arising from the transactions contemplated herein, and (iv) any and all liabilities of the Company arising, existing or accruing prior to the Closing Date (including liability for Taxes, subject to Section 7.05) except for: (x) liabilities which accrue after the Closing under customer, vendor and other contracts and leases concerning the Business which are disclosed on Exhibit 3.01(c)(l) and (y) the trade accounts payables, accrued payroll and accrued liabilities of the Company as of the Closing Date as set forth on Exhibit 3.01(d)(1) and purchase orders entered in the ordinary course of business and not yet recorded as liabilities on Exhibit 3.01(d)(1). Each Shareholder, severally, hereby agrees to indemnify and hold the Buyer and its successors, assigns, officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all Damages, arising out of or resulting from (i) any breach, misrepresentation or material omission of the representations and warranties made by such Shareholder in any document delivered by such
Shareholder in connection herewith and (ii) any breach in any material respect by such Shareholder, unless waived in writing by the Buyer, of any covenant or agreement of such Shareholder contained in or arising out of this Agreement, or any other agreement delivered by such Shareholder in connection herewith on the
Closing Date.

            (b)     Limitation. Notwithstanding anything to the contrary herein,
(x) the aggregate liability of the Shareholders for Damages under this Article
VI shall not exceed the aggregate amount paid to the Shareholders pursuant to this Agreement; provided, however, that there shall be no limitation of the aggregate liability of the Shareholders for Taxes that are indemnified pursuant to Section 4.03(a)(iv). Nothing in this Agreement including this Section 4.03(b)
shall limit or restrict the Buyer's right to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit.

            SECTION 4.04. INDEMNIFICATION BY THE BUYER.

                                       20

            (a)     The Buyer shall indemnify and hold the Shareholders harmless against (i) any and all Damages arising out of any misrepresentation or breach of any representation, warranty, covenant, or agreement of the Buyer contained in this Agreement and (ii) any breach in any material respect by the Buyer, unless waived in writing by the Shareholder Representative, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date.

            (b)     Limitation. Notwithstanding anything to the contrary herein,
(x) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed the Purchase Price, provided, however, that the limitation of the liability of the with respect to the representations and warranties made in
Section 3.02 (c) and (g), which liabilities shall not exceed Eight Hundred
Thousand Dollars ($800,000). Nothing in this Agreement including this Section
4.04(b) shall limit or restrict the Shareholders' right to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit.

            SECTION 4.05. PROCEDURE OF INDEMNIFICATION.

            (a)     Claim Notice. Any party claiming a right to indemnification hereunder (the "Indemnified Party") shall give the other party from whom indemnification is sought (the "Indemnifying Party") prompt written notice (a
"Claim Notice") of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base a claim for indemnification under this Article IV, which shall contain (x) a description
(specifying in detail the facts and circumstances with respect to such claim)
and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (y) a statement that the
Indemnified Party is entitled to indemnification under this Article IV for such
Claimed Amount, and (z) a demand for payment; provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure.

            (b)     Assistance. The Indemnified Party shall make available to
the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

            (c)     Assumption of Defense. Regarding claims asserted under this
Section 4.05 and involving third party claims, within 20 days after delivery of the Claim Notice, the Indemnifying Party may, upon written notice thereof to the
Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to control and the Indemnified
Party shall be entitled to have sole control over any claim to the extent such claim seeks an order, injunction or other equitable relief against the
Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or relates to Taxes reflected or to be reflected in a Tax
Return of the Indemnified Party, provided that the Indemnified Party shall provide written notice to the Indemnifying Party of its election to assume control over the defense of such claim pursuant to this Section 6.05. If the
Indemnifying Party does not so assume control of such

                                       21

defense within said 20 day period, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party")
shall be entitled to participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the Indemnified Party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable fees and expenses of counsel to the
Indemnified Party being considered "Damages" for purposes of this Agreement.
Except in a case of such conflict, the party controlling such defense (the
"Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.
The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnified
Party shall not agree to any settlement of or consent to the entry of any judgment arising from any suit or proceeding without the consent of the
Indemnifying Party which consent shall not be unreasonably withheld or delayed.
The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.

            (d)     Indemnity Response. Within 20 days after delivery of a Claim
Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (x) agree that the Indemnified Party is entitled to receive promptly all of the Claimed Amount, and simultaneously pay such amount by check or by wire transfer, (y) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed
Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed
Amount, by check or by wire transfer), or (z) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in
the Response disputes its liability for all or part of the Claimed Amount, the
Response shall set forth in detail the basis for the objection. If the
Indemnifying Party fails to provide a Response within the twenty (20) day period following delivery of a Claim Notice, it shall constitute an acknowledgement by the Indemnifying Party that the Indemnified Party is entitled to receive promptly all of the Claimed Amount and the Indemnifying Party shall make such payment promptly.

            (e)     Application of the Additional Consideration.

                    (i)     In the event that Buyer, as the Indemnified Party,
      is owed any amount due from any Shareholder, including, without limitation, any undisputed Claim Amount, an Agreed Amount or an amount awarded by an arbitrator or court of competent

                                       22

      jurisdiction with respect to a Claimed Amount or any part thereof (an
      "Outstanding Obligation"), Buyer has the right, but not the obligation, to deduct an amount equal to such Outstanding Obligation from any Additional
      Consideration (as described in Section 2.03) due but not yet paid by the
      Buyer to such Shareholder, and deduct an amount equal to such Outstanding
      Obligation from such Additional Consideration. The parties hereby agree that any such deduction shall be treated as an adjustment to the purchase price.

                    (ii)    In the event that Buyer, as the Indemnified Party,
      has submitted a Claim Notice to any Shareholder in accordance with this
      Section 4.05, and either (i) the Buyer has not yet received a Response with respect to such Claim Notice or (ii) the Claim Amount described in the Claim Notice is the subject of a current dispute between the Buyer and any Shareholder which has not yet been adjudicated by an arbitrator or a court of competent jurisdiction (in each case, a "Current Disputed
      Amount"), the Buyer may withhold an amount equal to such Current Disputed
      Amount from any Additional Consideration due but not yet paid by Buyer to such Shareholder until the Claimed Amount is (i) resolved in favor of such
      Shareholder, either by agreement between the Buyer and the relevant
      Shareholder or by adjudication by an arbitrator or court of competent jurisdiction, in which case Buyer shall promptly pay an amount equal to the Current Disputed Amount, plus interest accruing at the Prime Rate on the amount to be so paid to such Shareholder between the last date on which, in the absence of such dispute, such amount was to have been paid under this Agreement and the date on which such amount is actually paid,
      (ii) resolved in favor of Buyer, either by agreement between Buyer and the relevant Shareholder (i.e., converted into an undisputed Claim Amount or an Agreed Amount) or by adjudication by an arbitrator or court of competent jurisdiction, in which case Buyer shall deduct the Current
      Disputed Amount from the Additional Consideration due but not yet paid to such Shareholder as an adjustment to the Purchase Price. For the purposes of this Section 4.05(e), "Prime Rate" shall means, for any day, the rate of interest per annum (over a year of 360 days) announced by Citibank,
      N.A. (or any successor thereto) from time to time as its "base rate" in effect on such day.

            SECTION 4.06. TAX MATTERS.

            (a)     Preparation and Filing of Tax Returns Payment of Taxes.

                    (i)     The Shareholders shall (a) cause to be prepared and
      presented to Buyer in sufficient time for Buyer to review and (b) timely file, in a form acceptable to Buyer, all Tax Returns of the Company required to be filed (taking into account extensions) and pay all Taxes for all activities of the Company with respect to taxable periods ending on or prior to the Closing Date.

                    (ii)    The Buyer shall prepare and timely file or shall
      cause to be prepared and timely filed all Tax Returns of the Company required to be filed (taking into account extensions) and pay all Taxes for all activities of the Company with respect to taxable periods ending after the Closing Date.

                    (iii)   Any Tax Return to be prepared and filed by the
      Shareholders for taxable periods beginning on or before the Closing shall be prepared on a basis consistent

                                       23

      with the last previous similar Tax Return filed by the Company provided such Tax Return was filed in compliance with all applicable laws, rules and regulations.

            (b)     Allocation of Certain Taxes. Without limiting the
Shareholders' indemnity obligations under Section 4.03 hereof, the Buyer and the
Shareholders agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Shareholders shall treat such day as the last day of a taxable period.

            (c)     Straddle Period. In the case of any taxable period that
includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing
Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

            (d)     Cooperation on Tax Matters.

                    (i)     The Buyer and the Shareholders shall cooperate in
      the preparation of all Tax Returns and any audit, litigation or other proceeding with respect to Taxes for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, the retention and upon request, the furnishing of prior years'
      Tax Returns and such other information within such party's possession as is reasonably relevant to the preparation of any Tax Returns or to any audit, litigation or other proceeding. Such cooperation and information also shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Company, and providing copies of all reasonably relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any taxing authority and records concerning the ownership and tax basis of property, which the requested party may possess. The Buyer and the Shareholders shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.
      The Company and Shareholders agree (A) to retain all books and records with respect to Tax matters pertaining to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
      (B) to give Buyer reasonable notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Company or Shareholders, as the case may be, shall allow Buyer to take possession of such books and records.

                    (ii)    Buyer, Company and Shareholders further agree, upon
      request, to use their best efforts to obtain any certificate or other document from any governmental

                                       24

      authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                    (iii)   Buyer, Company and Shareholders further agree, upon
      request, to provide all information that may be required to be reported pursuant to Section 6043 of the Code and all Treasury Regulations
      promulgated thereunder.

            (e)     Section 338(h)(10) Election.

                    (i)     The Shareholders shall join with Buyer in making any
      election under Section 338(h)(10) of the Code and the Treasury Regulations
      thereunder and any corresponding or similar elections under state, local or foreign tax law (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder. The party requesting the cooperation pursuant to this clause shall reimburse the party providing the cooperation for all of such party's out of pocket costs and expenses incurred in connection with the provision of such cooperation.

                    (ii)    Buyer shall be responsible for the preparation and
      filing of all forms and documents required in connection with the Section
      338(h)(10) Election. For the purposes of making the Section 338(h)(10)
      Election, on or prior to the Closing Date, Buyer and each of the
      Shareholders shall each execute two copies of IRS Form 8023 (or any successor form). The Shareholders shall execute (or cause to be executed)
      and deliver to Buyer such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least thirty (30) days prior to the date such Section 338(h)(10) Election is required to be filed.

                    (iii)   Buyer and the Shareholders shall file all Tax
      Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and such valuations and shall take no position contrary thereto unless required to do so by applicable tax laws.

                    (iv)    Buyer shall pay any incremental Tax imposed on the
      Company attributable to the making of the Section 338(h)(10) Election.

            (f)     Purchase Price Allocation.Buyer and Shareholders agree that the Purchase Price and the liabilities of Company (plus other relevant items)
will be allocated to the assets of Company for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule attached hereto. Buyer and Shareholders shall file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with such allocation.

            SECTION 4.07. REGISTRATION RIGHTS.

            (a)     Piggyback Registration Rights. The Shareholders understand and acknowledge that (i) none of the Consideration Shares have been registered under the securities laws of any jurisdiction and (ii) except as specifically provided for in this Section 4.07 of this Agreement, the Buyer has no obligation to register any of the Consideration Shares. If Buyer

                                       25

elects to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering any of Buyer's common stock, whether or not for sale for its own account, other than (x) a registration relating solely to employee benefit plans, or (y) a registration relating solely to a SEC Rule
145 transaction, Buyer will give prompt written notice to the Shareholders of its intent to do so, and if a Shareholder so requests within 30 days of receiving written notice from Buyer, such Shareholder will be allowed to have the amount of Consideration Shares so requested registered to the extent then permissible under the applicable securities laws and, to the extent it is an underwritten offering, distributed by the underwriters along with the shares of
Buyer's common stock being offered and sold by the Buyer subject to any customary limitations or cutbacks as may be imposed by the underwriter and other registration rights then in existence; provided, however, no Shareholder may exercise any registration right pursuant to this Section 4.07 for any
Consideration Share which it may otherwise sell pursuant to an available exemption from the Securities Act. Such registration rights of each Shareholder will be subject to (i) payment by such Shareholder of customary costs associated with such registration which are allocable to the shares being registered by such Shareholders and (ii) indemnification of the Buyer on reasonable and customary terms.

                                    ARTICLE V

                              DELIVERIES AT CLOSING

            SECTION 5.01. DELIVERIES BY THE COMPANY AND THE SHAREHOLDERS. On the
Closing Date, the Shareholders will deliver, or cause to be delivered, to the
Buyer the following:

            (a)     The Shareholders shall have delivered to the Buyer
certificates evidencing all of the outstanding Company Common Stock, free and clear of all liens and encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed.

            (b)     A certificate of each of the Shareholders to the effect
certifying that (x) each of the representations and warranties of the
Shareholders contained herein is true and correct as of the Closing Date and (y)
the Shareholders have complied with each of the covenants of the Shareholders contained in this Agreement to be complied with on or prior to the Closing Date.

            (c)     The following corporate documentation:

                    (i)     The Company's Articles of Incorporation certified as
      of a date within thirty (30) days prior to the Closing Date by the
      Secretary of State of the state of the Company's organization;

                    (ii)    Good Standing Certificates with respect to the
      Company as of date within thirty (30) days prior to the Closing Date from the Secretary of State of the state of the Company's organization and each other state in which the Company is qualified to do business;

                    (iii)   The Company's By-Laws certified as of the Closing
      Date by the President or Secretary of the Company as being in full force and effect and unmodified;

                                       26

                    (iv)    The Company's Minute and Stock Book certified as of
      the Closing Date by the President or Secretary of the Company as being current, complete, accurate and unmodified; and

                    (v)     Corporate Resolutions of the Company's Board of
      Directors approving the transactions contemplated hereby on behalf of the
      Company, certified by the President or Secretary of the Company as being in full force and effect and unmodified.

            (d)     The legal opinion of counsel to the Company and the
Shareholders, in form and substance acceptable to the Buyer and its counsel.

            (e)     An employment agreement between the Buyer and the Major
Shareholder, in such form and substance as may be mutually agreed to between them (the "Employment Agreement"), duly executed by the Major Shareholder.

            (f)     Consents or acknowledgments to the assignment (i.e., as a
result of change of control provisions) of all Business Agreements listed on
Exhibit 3.01(c)(i) (2) and not listed on Exhibit 3.01(c)(i)(5).

            (g)     A key-man life insurance policy on the life of the Major
Shareholder, for which the premiums shall be paid by the Buyer, with a coverage amount of at least $1,000,000 naming the Buyer as the sole beneficiary, on terms and conditions reasonably satisfactory to the Buyer.

            (h)     A written termination, in form and substance satisfactory to the Buyer, of that certain Indemnification Agreement, dated as of October 23,
2001, by and between the Company and the Major Shareholder.

            (i)     The resignation, in writing, of each of the current
directors of the Company, to be effective immediately following the Closing.

            (j)     Each of the following records of the Company, together with a certification from the Major Shareholder that all such materials are true, accurate and complete in all respects:

                    (i)     A list of all customers of the Company (both
      domestic and foreign), together with the historical prices paid by each customer for the products of the Business and their contact information.

                    (ii)    A list of program commitments with national accounts
      and the trade, if any.

                    (iii)   Program plans for next twelve months, if any.

                    (iv)    An inventory list of marketing and merchandising
      materials.

                    (v)     Agreements with any agencies, if any.

                                       27

                    (vi)    Agreements with brokers, if any.

                    (vii)   A listing of distributor inventories and in-house
      inventory.

            SECTION 5.02. DELIVERIES BY THE BUYER. On the Closing Date, the
Buyer will deliver, or cause to be delivered, to the Shareholders the following:

            (a)     The Initial Purchase Price.

            (b)     A certificate of the Buyer to the effect that the Buyer has complied with each of the covenants of the Buyer contained in this Agreement to be complied with on or prior to the Closing Date.

            (c)     Corporate Resolutions of the Buyer's Board of Directors,
approving this Agreement and all the transactions contemplated hereby on behalf of the Buyer, certified by the President or Secretary of the Buyer as being in full force and effect and unmodified.

            (d)     Stock certificates issued to the Shareholders for the
Consideration Shares, which certificates shall be properly legended as provided in Section 3.01(n).

            (e)     The Employment Agreement, duly executed by the Buyer.

                                   ARTICLE VI

                          OBLIGATIONS FOLLOWING CLOSING

            SECTION 6.01. FURTHER COOPERATION. Whether in his capacity as shareholder, an officer or a director of the Company prior to the Closing Date, the Major Shareholder will, at any time and from time to time after the Closing
Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions, as the Buyer or its successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

            SECTION 6.02. TRANSITION ASSISTANCE AND ADJUSTMENTS. The Major
Shareholder shall cooperate and provide assistance to the Buyer, as shall be reasonably necessary during the transition of the Business as contemplated in this Agreement, after the Closing Date.

            SECTION 6.03. COMPANY AUDIT. If the Buyer after the Closing Date desires to have prepared at its cost and expense, audited financial statements of the Company for any periods which include periods ending prior to the Closing
Date, then the Major Shareholder shall cooperate and provide such assistance as may be reasonably necessary in connection with the preparation of such audited financial statements, including, without limitation, making himself and using his best efforts to make the Company's accountants and auditors and all relevant books and records of the Company, available to the Buyer and the Company, their respective affiliates and/or the Buyer's auditors upon request.

                                       28

                                   ARTICLE VII

                                  MISCELLANEOUS

            SECTION 7.01. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by the laws of the State of Delaware. In connection with any action relating to this Agreement or any other agreements delivered in connection herewith, the parties hereto submit and consent to the exclusive jurisdiction of the state or federal courts of the State of Delaware.

            SECTION 7.02. COUNTERPARTS. This Agreement may be executed in several counterparts, and by different parties hereto on separate counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

            SECTION 7.03. AMENDMENTS. This Agreement supersedes any prior contracts relating to the subject matter hereof among the Shareholders and the
Buyer, including that certain Letter of Intent between the Buyer and the Major
Shareholder, dated as of June 22, 2006 and that certain Confidentiality
Agreement by and between the Buyer and the Major Shareholder. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

            SECTION 7.04. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each provision of this Agreement shall be deemed to be the agreement of the parties hereto to the full extent that the power to enter into such provisions shall have been conferred on the parties by law.

            SECTION 7.05. BENEFIT; ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement other than any Indemnified Party under Article IV. This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto, except that the Buyer may assign its rights, duties and obligations hereunder to an affiliate of the Buyer or a successor to Buyer's business without the Shareholder's consent.

            SECTION 7.06. CONSTRUCTION. All exhibits annexed hereto are hereby incorporated herein by reference and made a part of this Agreement. Whenever used in this Agreement and the context so requires, the singular shall include the plural and the plural shall include the singular.

                                       29

            SECTION 7.07. SHAREHOLDER REPRESENTATIVE.

            (a)     In order to administer the transactions contemplated by this
Agreement, including, without limitation, the rights and indemnification obligations of the Shareholders under Sections 2.03 and 4.03, the Shareholders hereby designate and appoint the Major Shareholder as their representative for this Agreement and as attorney-in-fact and agent for and on behalf of each
Shareholder (in such capacity, the "Shareholder Representative"). Said power of attorney shall be coupled with an interest and shall be irrevocable.

            (b)     Each Shareholder hereby authorizes the Shareholder
Representative to represent each Shareholder, and their successors, with respect to all matters arising under this Agreement, including, without limitation, (i)
to take all action necessary in connection with the indemnification obligations of the Shareholders under Section 4.03, including, the defense or settlement of any claims and the making of payments with respect thereto, (ii) to give and receive all notices required to be given under this Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the Shareholder Representative pursuant to this Agreement.

            (c)     In the event that the Shareholder Representative dies,
becomes unable to perform his responsibilities as Shareholder Representative or resigns from such position, the Shareholders having an aggregate of at least 50%
of the ownership interest in the Company immediately prior to the Merger shall select another representative to fill such vacancy and such substituted
Shareholder Representative shall be deemed to be the Shareholder Representative for all purposes of this Agreement. Upon the occurrence of such event, the
Shareholders shall provide written notice to the Buyer and shall indicate the identity of the substitute Shareholder Representative, who shall have agreed to the terms of this Section as if he were a party hereto.

            (d)     All decisions and actions by the Shareholder Representative, including, without limitation, any agreement between the Shareholder
Representative and the Buyer relating to the indemnification obligations of the
Shareholders under Section 4.03, including, the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all the Shareholders as if they had taken such action themselves, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.
The Shareholder Representative shall incur no liability to the Shareholders with respect to any action taken or suffered by the Shareholder Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the
Shareholders under Section 4.03, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Shareholder Representative's own willful misconduct or negligence. The Shareholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and will not be liable to the
Shareholders for any action done, omitted or suffered in good faith by the
Shareholder Representative.

            (e)     The Buyer is hereby authorized to rely conclusively on the actions, instructions and decisions of the Shareholder Representative with respect to this Agreement, including, without limitation, the indemnification obligations of the Shareholders under Section

                                       30

4.03, the defense or settlement of any claims or the making of payments by the
Shareholder Representative hereunder, and no party hereunder shall have any cause of action against the Buyer to the extent such parties have relied upon the actions, instructions or decisions of the Shareholder Representative. If the
Shareholder Representative undertakes any action hereunder in his capacity as a
Shareholder Representative, the Shareholder Representative shall be deemed to make a representation to each of the Company and the Buyer that the Shareholder
Representative is authorized hereunder to undertake such action. The Shareholder
Representative agrees to indemnify and hold harmless each of the Company and the
Buyer for any Damages suffered by such party as a result of the reliance by such party on the actions of the Shareholder Representative hereunder. For the avoidance of doubt, it is hereby acknowledged that the indemnity obligation under this Section is not subject to the limitations set forth in Section 4.03.

            (f)     The Shareholders acknowledge and agree that the Shareholder
Representative may incur costs and expenses on behalf of the Shareholders in his capacity as Shareholder Representative. Each of the Shareholders agrees to pay the Shareholder Representative, promptly upon demand by the Shareholder
Representative therefor, a percentage of any expenses equal to such
Shareholder's ownership interest in the Company immediately prior to the
Closing.

            SECTION 7.08. NOTICES. All notices and other communications hereunder shall be in writing and deemed to have been duly given when delivered by hand, when received by registered or certified mail, postage prepaid, return receipt requested, when given by prepaid courier delivery services such as
Federal Express, DHL or other similar services on the day received, or when given by facsimile transmission upon receipt by sender of a confirmed receipt of transmission, as follows:

            (a)     if to Buyer at

                    Castle Brands Inc.
                    570 Lexington Avenue, 29th Floor
                    New York, New York 10022
                    Attn: Seth B. Weinberg, General Counsel
                    Telecopier No.: (212) 356-0222

                    with a copy to:

                    Jack E. Schmeltzer
                    Patterson Belknap Webb & Tyler LLP
                    1177 Avenue of the Americas
                    New York, New York 10036
                    Telecopier No. (212) 336-2222

                                       31

            (b)     if to the Shareholders, to the Shareholder Representative
at:

                    Chester F. Zoeller, III
                    5912 Brittany Valley Road
                    Louisville, Kentucky 40222

                    with a copy to:

                    Stites & Harrison PLLC
                    400 West Market Street
                    Suite 1800
                    Louisville, Kentucky 40202-3352
                    Telecopier No. (502) 587-6391
                    Attention: James C. Seiffert

            SECTION 7.09. EXPENSES. The Shareholders shall pay (from moneys other than funds of the Company) all legal fees, brokers' commissions, finder's fees and other costs of the transactions incurred by them in connection with this Agreement and the transactions contemplated hereby.

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                                       32

            IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first above written.

                                         CASTLE BRANDS INC.

                                         By:  /s/ Mark Andrews
                                             ---------------------------------
                                         Name:  Mark Andrews
                                         Title: Chairman and CEO

                                         SHAREHOLDERS:

                                           /s/ Chester F. Zoeller, III
                                         -------------------------------------
                                         Chester F. Zoeller, III

                                           /s/ Brittany Lynn Zoeller Carlson
                                         -------------------------------------
                                         Brittany Lynn Zoeller Carlson

                                           /s/ Beth Allison Zoeller Willis
                                         -------------------------------------
                                         Beth Allison Zoeller Willis